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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                     FORM 15

   Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                         Commission File Number             0-24934
                                              ...............................


                              PRI AUTOMATION, INC.
................................................................................
             (Exact name of registrant as specified in its charter)

                             805 MIDDLESEX TURNPIKE
                         BILLERICA, MASSACHUSETTS 01821
                                 (978) 670-4270
................................................................................
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                   (1) COMMON STOCK, PAR VALUE $.01 PER SHARE
    (2) RIGHT TO PURCHASE CLASS ONE PARTICIPATING CUMULATIVE PREFERRED STOCK
................................................................................
            (Title of each class of securities covered by this Form)

                                      NONE
................................................................................
   (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(ii)        [  ]
       Rule 12g-4(a)(1)(ii)    [  ]        Rule 12h-3(b)(2)(i)         [  ]
       Rule 12g-4(a)(2)(i)     [  ]        Rule 12h-3(b)(2)(ii)        [  ]
       Rule 12g-4(a)(2)(ii)    [  ]        Rule 15d-6                  [  ]
       Rule 12h-3(b)(1)(i)     [X]


     Approximate number of holders of record as of the certification or notice date: One


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     Pursuant to the requirements of the Securities Exchange Act of 1934, PRI
Automation, Inc. has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: March 14, 2002                   BY: /s/ Robert J. Therrien
     .........................            ...................................
                                          Robert J. Therrien
                                          President, PRI Automation, Inc.








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